Exhibit 2.3

Execution Version

RYANAIR LIMITED

€3,000,000,000

EURO MEDIUM TERM NOTE PROGRAMME

GUARANTEED BY

RYANAIR HOLDINGS PLC

DEED OF GUARANTEE

THIS DEED OF GUARANTEE is made on 29 May 2014

BY

(1)	RYANAIR HOLDINGS PLC (the “Guarantor”)

IN FAVOUR OF

(2)	THE NOTEHOLDERS (as defined in the Base Prospectus described below); and

(3)	THE ACCOUNTHOLDERS (as defined in the Deed of Covenant described below) (together with the Noteholders, the “Beneficiaries”).

WHEREAS

(A)	RYANAIR LIMITED (the “Issuer”) and the Guarantor have established a Euro Medium Term Note Programme (the “Programme”) for the issuance of notes (the “Notes”), in connection with which they have entered into a dealer agreement dated 29 May 2014 (the “Dealer Agreement”) and an issue and paying agency agreement dated 29 May 2014 (the “Agency Agreement”) and the Issuer has executed a deed of covenant dated 29 May 2014 (the “Deed of Covenant”).

(B)	The Issuer has made applications to the Irish Stock Exchange for Notes issued under the Programme to be admitted to listing on the official list (the “Official List”) and to trading on the regulated market (the “Main Securities Market”) of the Irish Stock Exchange plc (the “Irish Stock Exchange”). Notes may also be issued on the basis that they will not be admitted to listing, trading and/or quotation by any competent authority, stock exchange and/or quotation system or that they will be admitted to listing, trading and/or quotation by such other or further competent authorities, stock exchanges and/or quotation systems as may be agreed with the Issuer.

(C)	In connection with the Programme, the Issuer and the Guarantor have prepared a base prospectus dated 29 May 2014 which has been approved by the Central Bank of Ireland as a base prospectus issued in compliance with Directive 2003/71/EC, as amended, (the “Prospectus Directive”) and relevant implementing measures in the Republic of Ireland.

(D)	Notes issued under the Programme may be issued either (1) pursuant to the Base Prospectus describing the Programme and Final Terms describing the final terms of the particular Tranche of Notes or (2) pursuant to a prospectus (the “Drawdown Prospectus”) relating to a particular Tranche of Notes which may be constituted either (a) by a single document or (b) by a registration document, a securities note and, if applicable, a summary.

(E)	The Guarantor has agreed to unconditionally and irrevocably guarantee the payment of all sums expressed to be payable from time to time by the Issuer to Noteholders in respect of the Notes and to Accountholders in respect of the Deed of Covenant.

NOW THIS DEED OF GUARANTEE WITNESSES as follows:

1.	INTERPRETATION

1.1	Definitions

All terms and expressions which have defined meanings in the Base Prospectus, the Dealer Agreement, the Agency Agreement or the Deed of Covenant shall have the same meanings in this Deed of Guarantee except where the context requires otherwise or unless otherwise stated.

1.2	Clauses

Any reference in this Deed of Guarantee to a Clause is, unless otherwise stated, to a clause hereof.

1.3	Other agreements

All references in this Deed of Guarantee to an agreement, instrument or other document (including the Base Prospectus, the Dealer Agreement, the Agency Agreement and the Deed of Covenant) shall be construed as a reference to that agreement, instrument or other document as the same may be amended, supplemented, restated, extended, replaced or novated from time to time. In addition, in the context of any particular Tranche of Notes, each reference in this Deed of Guarantee to the Base Prospectus shall be construed as a reference to the Base Prospectus as supplemented and/or amended by the relevant Final Terms.

1.4	Legislation

Any reference in this Deed of Guarantee to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.5	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Deed of Guarantee.

1.6	Benefit of Deed of Guarantee

Any Notes issued under the Programme on or after the date of this Deed of Guarantee shall have the benefit of this Deed of Guarantee but shall not have the benefit of any subsequent guarantee relating to the Programme (unless expressly so provided in any such subsequent guarantee).

2.	GUARANTEE AND INDEMNITY

2.1	Guarantee

The Guarantor hereby unconditionally and irrevocably guarantees:

2.1.1	The Notes: to each Noteholder the due and punctual payment of all sums from time to time payable by the Issuer in respect of the relevant Note as and when the same become due and payable and accordingly undertakes to pay to such Noteholder, in the manner and currency prescribed by the Conditions for payments by the Issuer in respect of such Note, any and every sum or sums which the Issuer is at any time liable to pay in respect of such Note and which the Issuer has failed to pay; and

2.1.2	The Direct Rights: to each Accountholder the due and punctual payment of all sums from time to time payable by the Issuer to such Accountholder in respect of the Direct Rights as and when the same become due and payable and accordingly undertakes to pay to such Accountholder, in the manner and currency prescribed by the Conditions for payments by the Issuer in respect of the Notes, any and every sum or sums which the Issuer is at any time liable to pay to such Accountholder in respect of the Notes and which the Issuer has failed to pay.

2.2	Indemnity

The Guarantor irrevocably and unconditionally agrees as a primary obligation to indemnify each Beneficiary from time to time from and against any loss, liability or cost incurred by such Beneficiary as a result of any of the obligations of the Issuer under or pursuant to any Note, the Deed of Covenant or any provision thereof being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to such Beneficiary or any other person, the amount of such loss being the amount which such Beneficiary would otherwise have been entitled to recover from the Issuer. Any amount payable pursuant to this indemnity shall be payable in the manner and currency prescribed by the Conditions for payments by the Issuer in respect of the Notes. This indemnity constitutes a separate and independent obligation from the other obligations under this Deed of Guarantee and shall give rise to a separate and independent cause of action.

3.	COMPLIANCE WITH THE CONDITIONS

The Guarantor covenants in favour of each Beneficiary that it will duly perform and comply with the obligations expressed to be undertaken by it in the Conditions.

4.	PRESERVATION OF RIGHTS

4.1	Principal obligor

The obligations of the Guarantor hereunder shall be deemed to be undertaken as principal obligor and not merely as surety.

4.2	Continuing obligations

The obligations of the Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the Issuer’s obligations under or in respect of any Note or the Deed of Covenant and shall continue in full force and effect for so long as the Programme remains in effect and thereafter until all sums due from the Issuer in respect of the Notes and under the Deed of Covenant have been paid, and all other actual or contingent obligations of the Issuer thereunder or in respect thereof have been satisfied, in full.

4.3	Obligations not discharged

Neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred upon the Beneficiaries by this Deed of Guarantee or by law shall be discharged, impaired or otherwise affected by:

4.3.1	Winding up: the winding up, dissolution, administration, examination, re-organisation or moratorium of the Issuer or any change in its status, function, control or ownership;

4.3.2	Illegality: any of the obligations of the Issuer under or in respect of any Note or the Deed of Covenant being or becoming illegal, invalid, unenforceable or ineffective in any respect;

4.3.3	Indulgence: time or other indulgence (including for the avoidance of doubt, any composition) being granted or agreed to be granted to the Issuer in respect of any of its obligations under or in respect of any Note or the Deed of Covenant;

4.3.4	Amendment: any amendment, novation, supplement, extension, (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement, waiver or release of, any obligation of the Issuer under or in respect of any Note or the Deed of Covenant or any security or other guarantee or indemnity in respect thereof including without limitation any change in the purposes for which the proceeds of the issue of any Note are to be applied and any extension of or any increase of the obligations of the Issuer in respect of any Note or the addition of any new obligations for the Issuer under the Deed of Covenant; or

4.3.5	Analogous events: any other act, event or omission which, but for this sub-clause, might operate to discharge, impair or otherwise affect the obligations expressed to be assumed by the Guarantor herein or any of the rights, powers or remedies conferred upon the Beneficiaries or any of them by this Deed of Guarantee or by law.

4.4	Settlement conditional

Any settlement or discharge between the Guarantor and the Beneficiaries or any of them shall be conditional upon no payment to the Beneficiaries or any of them by the

Issuer or any other person on the Issuer’s behalf being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency (including examination under the Companies (Amendment) Act 1990 of Ireland), liquidation or similar laws of general application for the time being in force and, in the event of any such payment being so avoided or reduced, the Beneficiaries shall be entitled to recover the amount by which such payment is so avoided or reduced from the Guarantor subsequently as if such settlement or discharge had not occurred.

4.5	Exercise of Rights

No Beneficiary shall be obliged before exercising any of the rights, powers or remedies conferred upon it by this Deed of Guarantee or by law:

4.5.1	Demand: to make any demand of the Issuer, save for the presentation of the relevant Note;

4.5.2	Take action: to take any action or obtain judgment in any court against the Issuer; or

4.5.3	Claim or proof: to make or file any claim or proof in a winding up or dissolution of the Issuer,

and (save as aforesaid) the Guarantor hereby expressly waives presentment, demand, protest and notice of dishonour in respect of any Note.

4.6	Deferral of Guarantor’s rights

The Guarantor agrees that, so long as any sums are or may be owed by the Issuer in respect of any Note or under the Deed of Covenant or the Issuer is under any other actual or contingent obligation thereunder or in respect thereof, the Guarantor will not exercise any rights which the Guarantor may at any time have by reason of the performance by the Guarantor of its obligations hereunder:

4.6.1	Indemnity: to be indemnified by the Issuer;

4.6.2	Contribution: to claim any contribution from any other guarantor of the Issuer’s obligations under or in respect of any Note or the Deed of Covenant; or

4.6.3	Subrogation: to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Beneficiary against the Issuer in respect of amounts paid by the Guarantor under this Deed of Guarantee or any security enjoyed in connection with any Note or the Deed of Covenant by any Beneficiary.

4.7	Pari passu

The Guarantor undertakes that its obligations hereunder will at all times rank at least pari passu with all other present and future unsecured obligations of the Guarantor, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application.

5.	DEPOSIT OF DEED OF GUARANTEE

This Deed of Guarantee shall be deposited with and held by the Fiscal Agent for so long as the Programme remains in effect and thereafter until all the obligations of the Issuer under or in respect of the Notes (including, without limitation, its obligations under the Deed of Covenant) have been discharged in full. The Guarantor hereby acknowledges the right of every Beneficiary to the production of this Deed of Guarantee.

6.	STAMP DUTIES

The Guarantor shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Deed of Guarantee, and shall indemnify each Beneficiary against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

7.	BENEFIT OF DEED OF GUARANTEE

7.1	Deed poll

This Deed of Guarantee shall take effect as a deed poll for the benefit of the Beneficiaries from time to time.

7.2	Benefit

This Deed of Guarantee shall enure to the benefit of each Beneficiary and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Deed of Guarantee against the Guarantor.

7.3	Assignment

The Guarantor shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder. Each Beneficiary shall be entitled to assign all or any of its rights and benefits hereunder.

8.	PARTIAL INVALIDITY

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

9.	NOTICES

9.1	Address for notices

All notices and other communications to the Guarantor hereunder shall be made in writing (by letter, email or fax) and shall be sent to the Guarantor at:

Ryanair Holdings plc

Address:	Corporate Head Office
Airside Business Park
Swords
Co. Dublin
Republic of Ireland

Fax:	+353 (0)1 945 1212
Attention:	Company Secretary
Email:	mcnamarat@ryanair.com

or to such other address or fax number or for the attention of such other person or department as the Guarantor has notified to the relevant Noteholders in the manner prescribed for the giving of notices in connection with the relevant Notes.

9.2	Effectiveness

Every notice or other communication sent in accordance with Clause 9.1 (Address for notices) shall be effective upon receipt by the Guarantor; provided that any such notice or other communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the Guarantor.

10.	CURRENCY INDEMNITY

If any sum due from the Guarantor under this Deed of Guarantee or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under this Deed of Guarantee or such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Guarantor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Deed of Guarantee, the Guarantor shall indemnify each Beneficiary on demand against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such Beneficiary may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. This indemnity constitutes a separate and independent obligation from the other obligations under this Deed of Guarantee and shall give rise to a separate and independent cause of action.

11.	LAW AND JURISDICTION

11.1	Governing law

This Deed of Guarantee and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.2	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising out of or in connection with this Deed of Guarantee (including a dispute relating to the existence, validity or termination of this Deed of Guarantee or any non-contractual obligation arising out of or in connection with this Deed of Guarantee) or the consequences of its nullity.

11.3	Appropriate forum

The Guarantor agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

11.4	Service of process

The Guarantor agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to Ryanair Limited at Sat 3, Stansted Airport, Essex, CM23 1QW, or to such other person with an address in England or Wales and/or at such other address in England or Wales as the Guarantor may specify by notice in writing to the Beneficiaries. Nothing in this paragraph shall affect the right of any Beneficiary to serve process in any other manner permitted by law. This clause applies to Proceedings in England and to Proceedings elsewhere.

12.	MODIFICATION

The Agency Agreement contains provisions for convening meetings of Noteholders to consider matters relating to the Notes, including the modification of any provision of this Deed of Guarantee. Any such modification may be made by supplemental deed poll if sanctioned by an Extraordinary Resolution and shall be binding on all Beneficiaries.

IN WITNESS whereof this Deed of Guarantee has been executed by the Guarantor and is intended to be and is hereby delivered on the date first before written.

Given under the Common Seal of	)
RYANAIR HOLDINGS PLC	)
Director	)
/s/ Michael O’Leary	)

Secretary	)
/s/ Juliusz Komorek	)